Exhibit 2.1

AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 TO THE BUSINESS COMBINATION AGREEMENT, dated as of June 10, 2024 (this “Amendment”), is entered into by and among (i) Slam Corp., a Cayman Islands exempted company (“SLAM”), (ii) Lynk Global Holdings, Inc., a Delaware corporation (“Topco”), (iii) Lynk Merger Sub 1, LLC, a Delaware limited liability company (“Merger Sub 1”), (iv) Lynk Merger Sub 2, LLC, a Delaware limited liability company (“Merger Sub 2,” and together with Merger Sub 1, the “Merger Subs”), (v) Slam Sponsor, LLC, a Cayman Islands limited liability company (the “Sponsor”), and (vi) Lynk Global, Inc., a Delaware corporation (the “Company,” and together with Topco and the Merger Subs, the “Company Parties”). SLAM, Topco, Merger Sub 1, Merger Sub 2, the Sponsor and the Company shall be referred to herein from time to time collectively as the “Parties”.

WHEREAS, the Parties previously entered into that certain Business Combination Agreement, dated as of February 4, 2024 (the “BCA”).

WHEREAS, the Parties desire to amend the BCA pursuant to Section 10.3 of the BCA as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings ascribed to them in the BCA.

2.	Amendment to the Fifth Recital of the BCA. The fifth recital of the BCA is hereby amended and restated in its entirety as follows:

“WHEREAS, pursuant to the Governing Documents of SLAM, SLAM is required to provide an opportunity for its shareholders to have their outstanding SLAM Class A Shares redeemed on the terms and subject to the conditions set forth therein in connection with obtaining the SLAM Shareholder Approval or a tender offer conducted by SLAM, which redemption shall be consummated promptly following the Closing.”

3.	Amendment to Section 2.1(a) of the BCA. The first sentence of Section 2.1(a) of the BCA is hereby amended and restated in its entirety as follows:

“One Business Day prior to the Closing Date, SLAM shall cause the Domestication to occur in accordance with Section 388 of the DGCL and the Cayman Islands Companies Act (As Revised).”

4.	Amendment to Section 2.2 of the BCA. Section 2.2 of the BCA is hereby amended and restated in its entirety as follows:

“Closing of the Transactions Contemplated by this Agreement. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place electronically by exchange of the closing deliverables on the third Business Day following the satisfaction (or, to the extent permitted by applicable Law, waiver) of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to satisfaction or waiver of such conditions) (the “Closing Date”) or at such other place, date or time as SLAM and the Company may agree in writing; provided that the SLAM Shareholder Redemption shall not take place until promptly following the Closing.”

5.	Amendment to Section 2.4(d) of the BCA. Section 2.4(d) of the BCA is hereby amended and restated in its entirety as follows:

“Treatment of SLAM Warrants. If the holders of the Public SLAM Warrants approve the Warrant Conversion, then each Public SLAM Warrant and each Private SLAM Warrant that is issued and outstanding immediately prior to the Domestication and not terminated pursuant to its terms, without any action on the part of SLAM, the Company or the holder of any such SLAM Warrant, shall be converted into 0.25 newly issued SLAM Class A Shares immediately prior to or in connection with the Domestication. If the holders of the Public SLAM Warrants do not approve the Warrant Conversion, then each New SLAM Warrant that is issued and outstanding immediately prior to the First Effective Time and not terminated pursuant to its terms, by virtue of the First Merger and without any action on the part of New SLAM, the Company or the holder of any such New SLAM Warrant, shall be converted into one Topco Warrant at the First Effective Time.”

6.	Amendment to Section 6.8(a) of the BCA. The reference to Section 8.3(d) in Section 6.8(a) of the BCA is hereby amended to refer instead to Section 8.3(h).

7.	Amendment to Section 6.10 of the BCA. Section 6.10 of the BCA is hereby amended and restated in its entirety as follows:

“Trust Account. Upon satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article 7 and provision of notice thereof to the Trustee, (a) at or prior to the Closing, SLAM shall (i) cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) make all appropriate arrangements to cause the Trustee to (A) pay as and when due all amounts, if any, payable to the Public Shareholders of SLAM pursuant to the SLAM Shareholder Redemption (it being understood that no such payments shall be made until promptly after the Closing), (B) pay the amounts due to the underwriters of SLAM’s initial public offering for their deferred underwriting commissions as set forth in the Trust Agreement and (C) immediately thereafter, pay all remaining amounts then available in the Trust Account to SLAM in accordance with the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.”

8.	Amendment to Section 9.1(i) of the BCA. Section 9.1(i) of the BCA is hereby amended and restated in its entirety as follows:

“by the Company, at or after 5:00 p.m. on the day after all of the Approved Stock Exchanges provide notice to SLAM, Topco or the Company that immediately following the Closing, Topco shall not satisfy the applicable initial or continuing listing requirements of such Approved Stock Exchange.”

9.	Amendment to Section 8.3(d) of the BCA. Section 8.3(d) of the BCA is hereby amended and restated in its entirety as follows:

“reserved;”

10.	Assignment and Assumption of Obligations Under Executive Employment Agreements. Effective on, and contingent upon the occurrence of, the First Effective Time, the Company hereby assigns all of its rights and obligations under each of those certain Executive Employment Agreements between the Company and the individuals identified on Annex A hereto (the “Employment Agreements”), and Topco hereby assumes all of the Company’s rights and obligations under the Employment Agreements, including with respect to the issuance of any Equity Securities of Topco. This Section 10 shall automatically terminate, without any notice or other action by any Party, upon the valid termination of the BCA in accordance with its terms prior to the consummation of the Closing (as defined in the BCA).

11.	Miscellaneous.

(a) This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Facsimile or electronic mail transmission of counterpart signatures to this Amendment shall be acceptable and binding.

(b) Except to the extent specifically amended, modified or supplemented by this Amendment, the BCA remains unchanged and in full force and effect and this Amendment will be governed by and subject to the terms of the BCA, as amended by this Amendment. From and after the date of this Amendment, each reference in the BCA to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the BCA in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the BCA, as amended by this Amendment, whether or not this Amendment is expressly referenced. Sections 10.2 (Entire Agreement; Assignment), 10.3 (Amendment), 10.4 (Notices), 10.5 (Governing Law), 10.7 (Construction; Interpretation), 10.9 (Parties in Interest), 10.10 (Severability), 10.14 (Extension; Waiver), 10.15 (Waiver of Jury Trial), 10.16 (Submission to Jurisdiction), and 10.17 (Remedies) of the BCA are incorporated in this Amendment by reference and shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, each of the Parties has duly executed this Amendment on its behalf as of the date first written above.

SLAM:

SLAM CORP.

By:	/s/ Alexander Rodriguez
	Name:	Alexander Rodriguez
	Title:	Chief Executive Officer

SPONSOR:

SLAM SPONSOR, LLC

By:	/s/ Himanshu Gulati
	Name:	Himanshu Gulati
	Title:	Authorized Signatory

[Signature Page to Amendment No.1 to the Business Combination Agreement]

IN WITNESS WHEREOF, each of the Parties has duly executed this Amendment on its behalf as of the date first written above.

TOPCO:

LYNK GLOBAL HOLDINGS, INC.

By:	/s/ Charles Miller
	Name:	Charles Miller
	Title:	President

COMPANY:

LYNK GLOBAL, INC.

By:	/s/ Charles Miller
	Name:	Charles Miller
	Title:	Chief Executive Officer

MERGER SUB 1:

LYNK MERGER SUB 1, LLC

By:	/s/ Charles Miller
	Name:	Charles Miller
	Title:	President, Lynk Global Holdings, Inc.

MERGER SUB 2:

LYNK MERGER SUB 2, LLC

By:	/s/ Charles Miller
	Name:	Charles Miller
	Title:	President, Lynk Global Holdings, Inc.

[Signature Page to Amendment No.1 to the Business Combination Agreement]

ANNEX A

Charles Miller

Margo Decker

Geoff Willard